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                                                                  EXHIBIT (2.2)




                               LIBERTE INVESTORS
                              600 N. PEARL STREET
                               SUITE 420, LB #168
                              DALLAS, TEXAS  75201
                                                     January 16, 1996
Hunter's Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, Texas  75202
Attn:  Gerald J. Ford

                 Re:      CONFIDENTIALITY AND STANDSTILL AGREEMENT

Dear Mr. Ford:
                 Hunter's Glen/Ford, Ltd. (the "Possible Investor") has expressed an interest in making an investment (an "Investment") in Liberte Investors (including any successor entity, the "Company"). To assist the Possible Investor in determining the desirability of such an Investment, the Company may provide certain Information (as hereinafter defined) to the Possible Investor and its Advisors (as hereinafter defined). In consideration of the Company's disclosure of such Information, the Possible Investor hereby agrees as follows:

                 SECTION 1. DISCUSSIONS. The Possible Investor and its Advisors shall keep all discussions with the Company and its Advisors concerning any Investment confidential and shall not disclose the existence or substance of such discussions to any person.

                 SECTION 2. CONFIDENTIALITY OF INFORMATION. The Possible Investor and its Advisors shall keep the Information confidential, and shall not: (a) disclose or distribute any Information to any person, (b) permit any person access to the Information, or (c) use the Information for any purpose other than evaluating whether an Investment is advisable. The Possible Investor and its Advisors may, however, disclose the Information to financing sources, their respective directors, officers, and employees, and pursuant to
Section 6.

                 SECTION 3. INFORMATION. For purposes of this letter agreement (this "Letter Agreement"), the term "Information" shall mean any information concerning the Company's assets, cash flows, business, financial condition, results of operations, or prospects, whether supplied orally, in writing, or by any other medium, such as a computer diskette. The term
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All persons dealing with Liberte Investors, a Massachusetts business trust, must look solelyto the Trust property for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.
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Information, however, shall exclude any information:  (a) available publicly other than through a breach of this Letter Agreement, (b) available to the Possible Investor or its Advisors from a source other than the Company and its Advisors, which source is not under any obligation of confidentiality to the Company with respect to such information, or (c) developed by the Possible Investor or its Advisors without reference to the Information.

                 SECTION 4. ADVISORS. The Possible Investor may distribute or disclose the Information only to its Advisors: (a) who need to know the Information in order to assist the Possible Investor in evaluating the advisability of an Investment, (b) who are informed of this Letter Agreement, and (c) who agree in writing to be bound by this Letter Agreement, which agreement shall specifically provide that the Company can enforce this Letter Agreement against such Advisor as if it were a party to this Letter Agreement, provided that neither any director, officer, or employee of the Possible Investor nor any accountant or lawyer engaged by the Possible Investor shall be required to execute a writing evidencing such agreement. A person's "Advisors" shall be such person's accountants, advisors, Affiliates (as hereinafter defined), agents, consultants, investment bankers, lawyers, and representatives.

                 SECTION 5. STANDSTILL. During the three year period beginning on the date of the Possible Investor's acceptance of this Letter Agreement, without the prior written consent of the Company, the Possible Investor shall not directly or indirectly: (a) purchase, sell, or otherwise deal in any equity security or property of the Company, and the Possible Investor shall cause its Affiliates not to purchase, sell, or otherwise deal in any such security or property, (b) propose to enter into in any merger or business combination involving the Company, (c) make or participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any voting securities of the Company, (d) form, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, or (e) formulate any plan or proposal to do any of the foregoing acts or assist or encourage any other person to do them. The Possible Investor has indicated immediately below its signature block in this Letter Agreement the number of shares of beneficial interest in the Company (the "Shares") that the Possible Investor and its Affiliates beneficially own in the Company as of the date of its acceptance of this Letter Agreement, determined in accordance with Rule 13d-3 under the Exchange Act. For purposes of this Letter Agreement, a person's "Affiliates" shall be such person's directors, employees, family members, members, officers, partners, trustees, and persons directly or indirectly controlling, controlled by, or under common control with such person.

                 SECTION 6. DISCLOSURE REQUIRED. If applicable law, governmental regulation, or legal process requires the Possible Investor or any of its Advisors to disclose any Information, the Possible Investor shall promptly notify the Company of such requirement so that the Company may seek a protective order. The Possible Investor and its Advisors shall use their best efforts to assist the Company in obtaining such protective order. If the
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Company cannot obtain a protective order prior to the time such disclosure is required, this Letter Agreement shall not prohibit the Possible Investor and its Advisors from disclosing any Information that such applicable law, governmental regulation, or legal process requires them to disclose.

                 SECTION 7. ACCURACY OF THE INFORMATION. Notwithstanding anything in this Letter Agreement or any subsequent verbal assurance to the contrary, neither the Company nor its Advisors make any representation or warranty as to the accuracy or completeness of any of the Information. In addition, neither the Company nor any of its Advisors shall be liable to the Possible Investor or any of its Advisors with respect to any inaccuracy or incompleteness of any of the Information.

                 SECTION 8. DESTRUCTION OR RETURN OF INFORMATION. Upon the Company's request, the Possible Investor shall destroy or return to the
Company:  (a) all Information, along with all copies of the Information, and
(b) all documents, memoranda, and other written material that the Possible Investor or any of its Advisors have prepared that incorporate any Information, along with all copies of such items. Upon the written request of the Company, the Possible Investor shall certify to the Company that the Possible Investor and all of its Advisors have complied with this section.

                 SECTION 9. AMENDMENT. No amendment, modification, or waiver of any of the provisions of this Letter Agreement shall be effective unless in a writing signed by the Company and the Possible Investor.

                 SECTION 10. EQUITABLE RELIEF. The Company shall be entitled to equitable relief, including an injunction, if the Possible Investor or any of its Advisors violate any provision of this Letter Agreement.

                 SECTION 11. GOVERNING LAW. This Letter Agreement shall be construed and interpreted according to, and governed by, the laws of the State of Texas, without regard to the principle of conflicts of law of such state.
                 SECTION 12. NO BROKER. The Possible Investor represents and warrants to the Company that the Possible Investor has no obligation or liability to any broker or finder with respect to any Investment. The Possible Investor shall indemnify the Company and its Advisors and hold them harmless from any and all liabilities and expenses with respect to any claim for brokerage commissions, finder's fees, or similar compensation owed because of broker or similar services purportedly rendered to the Possible Investor.
                                      ***
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Hunter's Glen/Ford, Ltd.
January 16, 1996
Page 4



                 Please confirm your agreement with the terms of this Letter Agreement by executing a copy of it in the space provided below, indicating your date of acceptance and the number of Shares beneficially owned, and delivering such copy to the Company. Upon your delivery of an executed copy of this Letter Agreement to the Company, the terms set forth in this Letter Agreement shall constitute a binding and enforceable agreement between the Company and the Possible Investor.

                               Very truly yours,

                               LIBERTE INVESTORS

                                                   /s/ Robert Ted Enloe III

                                                   Robert Ted Enloe III
                                        President and Chief Executive Officer



ACCEPTED AND AGREED TO:

HUNTER'S GLEN/FORD, LTD.


By:              /s/ Gerald J. Ford
   ----------------------------------------

Name:
     --------------------------------------

Title:
      -------------------------------------

Date of Acceptance:     January 16, 1996

Number of Shares
beneficially owned by the
Possible Investor and its
Affiliates:

               0
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